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EXHIBIT 99.1

                       ENVIRONMENTAL TECTONICS CORPORATION

                   ANNOUNCES FIRST QUARTER FISCAL 2006 RESULTS


     Southampton, PA: July 14, 2005 - ENVIRONMENTAL TECTONICS CORPORATION (AMEX:
ETC) (the "Company") today announced financial results for the fiscal first quarter ended May 27, 2005.

         For the fiscal first quarter ended May 27, 2005, ETC had a net loss of $1,723,000 or $.19 per share (diluted), versus a net loss of $1,461,000 or $.19 per share (diluted) for the corresponding period of fiscal 2005. Sales for the first quarter of fiscal 2006 were $5,915,000, a decrease of $260,000 or 4.2% from the first quarter of fiscal 2005. The sales decrease primarily reflected a significant decrease in both domestic and international Pilot Training Systems
(PTS) (down $893,000, 98.8% and $1,389,000, 44.7%, respectively) and U.S.
Government hyperbaric sales (down $252,000, 99.3%) partially offset by increases across the board in the other business units, most notably domestic and international environmental sales (up $350,000, 36.3% in total) and domestic sterilizer sales (up $116,000, 87.1%). The decrease domestically in PTS sales reflected the sale in the prior period of a GAT(R) aviation trainer for use by the U.S. Air Force and reduced activity internationally for a centrifuge project in Malaysia. The reduction in hyperbaric sales reflected less revenue for the U.S. Navy decompression chamber project, which is the subject of an outstanding claim. Higher environmental and sterilizer sales reflected generally increased activity.

         Geographically, domestic sales in the first quarter of fiscal 2006 were $2,045,000 as compared to $2,050,000 in the first quarter of fiscal 2005, a decrease of $5,000, as the aforementioned significant reduction in PTS sales coupled with reduced simulation sales was almost completely offset by increases in the other product areas. Domestic sales represented 34.6% of the Company's total sales in the first quarter of fiscal 2006, up from 33.2% for the first quarter of fiscal 2005. U.S. Government sales in the first quarter of fiscal 2006 were $1,492,000 as compared to $447,000 in the first quarter of fiscal 2005 and represented 25.2% of total sales in the first quarter of fiscal 2006 versus 7.2% for the first quarter of fiscal 2005. International sales for the first quarter of fiscal 2006 were $2,378,000 as compared to $3,678,000 in the first quarter of fiscal 2005, a decrease of $1,300,000 or 35.4%, and represented 40.2% of total sales, as compared to 59.6% in the first quarter of fiscal 2005. This decrease primarily reflected reduced production on a centrifuge project which is currently being installed in Malaysia.

         Gross profit for the first quarter of fiscal 2006 was $1,482,000 as compared to $994,000 in the first quarter of fiscal 2005, an increase of $488,000 or 49.1%. This increase reflected a 9.0 percentage point increase in the gross profit rate as a percent of sales which completely offset the aforementioned sales decrease. The increased gross profit rate as a percent of sales reflected improvements in the environmental, PTS and simulation product area rates, which were partially offset by reduced rates in the other product areas. The primary impact on gross profit resulted from higher U.S. Government PTS sales at a higher gross profit rate.

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         Selling and administrative expenses for the first quarter of fiscal
2006 were up $197,000 or 8.1% from the first quarter of fiscal 2005 primarily reflecting higher legal costs associated with the ongoing litigation with Disney.

         Pre-tax loss for the first quarter of fiscal 2006 was $1,726,000, an improvement of $348,000 or 16.8% from the pre-tax loss of $2,074,000 for the first quarter of fiscal 2005. Net loss was $1,723,000 versus a net loss of $1,461,000 for the prior year's corresponding quarter, as the prior quarter included an income tax benefit. Although ETC reported a pre-tax operating loss during the current fiscal quarter, due to potential realization issues, no offsetting income tax benefit was recorded.


1. Selected Financial Data

(THOUSANDS, EXCEPT SHARE
AND PER SHARE INFORMATION)                  FISCAL QUARTER ENDED
                                             MAY 27,     MAY 28,
                                              2005        2004
                                             -------     -------
Sales                                        $ 5,915     $ 6,175
Gross profit                                   1,482         994
Operating loss                                (1,152)     (1,645)
Pre-tax loss                                  (1,726)     (2,074)
Income tax benefit                                 -        (614)
Minority interest                                 (3)          1
Net loss                                     $(1,723)    $(1,461)


2. LOSS PER SHARE

      (a)  Basic and diluted        $(.19)          $(.19)

      Average shares            9,019,000       7,635,000


         William F. Mitchell, ETC's President and Chairman, stated, "The results for the first quarter of fiscal 2006 primarily reflected the impact of political and economic disruptions in our worldwide aeromedical market and continuing development costs primarily in our PTS and simulation lines. While our diverse business units have booked a continuous flow of new contracts, overall volume has been insufficient to cover fixed manufacturing and administrative overhead, the ongoing high cost of litigation with Disney and the high cost of capital which includes non-cash charges for financing costs associated with our previous financing transactions. However, there are some positive items which I am proud to report as follows.

         "Including recent awards, our sales bookings since February 25, 2005 year-end have been approximately $8.6 million and our backlog has increased approximately $2.5 million.

         "With the previously announced redemption of our bonds scheduled for August 1, 2005, our only remaining long-term debt will be our subordinated convertible note for $10 million face value. This is the lowest our long-term debt has been in almost five years.

         "In the ATS line, we have booked two major orders totaling almost $7.5 million for our Gyro-lab line of simulators in recent months. One of these is for an ATFS-300 which will incorporate the latest in flight g-force and combat training. This will be the second ATFS device sold at ETC. We have made a multi-million dollar investment for product development and marketing costs in this technology which we expect to be recovered in the coming years.

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         "Sterilizers have seen a shift again to mid-to-high range steam applications. This line is our most steady performer, generating consistently high gross margins, and the one which requires the least amount of engineering effort and administrative support.

         "The environmental business has shifted its focus towards domestic automotive applications, although we continue to entertain bids in China and other international locations. Standardization of applications, repeatability of standard product sales and pre-shipment factory testing is the key to success in this business. To accommodate the shift, we are utilizing the high skill sets of our environmental installation crew to aid in the other business areas.

         "Simulation continues to bid on interesting new extensions of our unique interactive and virtual software. Gross margins in this product area have been depressed by funds required to enhance applications and functionality of our proprietary software but this effort will result in a wider range of product offerings.

         "We continue to receive inquiries for our monoplace hyperbaric line although follow through in the domestic market tends to be bureaucratic and drawn out. We are currently planning to add a professional sales person to promote this line and anticipate receiving at least one international order this year for a large multi-place unit.

         "Our entertainment line continues to evaluate proposals for the smaller offerings for educational venues. Sales of "big ticket" amusement products have been hampered by market reaction to issues which are currently under litigation with a former customer.

         "In order to improve our break-even sales level, we have taken actions which will positively impact financial results going forward. We have reduced our payroll and closed our Oregon software development office which combined should result in a savings of approximately $1 million per year."



     ETC designs, develops, installs and maintains aircrew training systems, public entertainment systems, process simulation systems (sterilization and environmental), clinical hyperbaric systems, environmental testing and simulation systems, and related products for domestic and international customers.

     This press release may include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 as amended, and Section 21E of the Securities Exchange Act of 1934. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions about the Company that may cause our actual results, levels of activity, performance or achievements to be materially different from any other future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as "may", "will", "should', "could", "would", "expect", "plan", "anticipate", "believe", "estimate", "continue", or the negative of such terms or similar expressions. Factors that might cause or contribute to such a discrepancy include, but are not limited to, contract cancellations, failure to obtain new contracts, political unrest in customer countries, unfavorable results in litigation, general economic conditions, and those issues identified from time to time in our Securities and Exchange Commission filings and other public documents, including, without limitation, our Annual Report on Form 10-K for the fiscal year ended February 25, 2005.

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Contact: Duane D. Deaner, CFO           TEL: 215-355-9100(ext. 1203)       FAX: 215-357-4000
                    ETC - INTERNET HOME PAGE:     http://www.etcusa.com
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